Prospectus Supplement No. 5 (To Prospectus dated January 7, 2004)	Filed Pursuant to Rule 424(b)(3) File No. 333-111390

$70,000,000

Rewards Network Inc.

3¼% Convertible Subordinated Debentures due October 15, 2023 and Shares

of Common Stock Issuable Upon Conversion of the Debentures

This prospectus supplement supplements our prospectus dated January 7, 2004, as supplemented on January 16, 2004, February 13, 2004, March 12, 2004, and April 9, 2004, relating to the offer and sale from time to time by certain of our securityholders of up to $70,000,000 aggregate principal amount of our 3¼% Convertible Subordinated Debentures due October 15, 2023 and the shares of our common stock issuable upon conversion of the debentures. The terms of the debentures are set forth in the prospectus dated January 7, 2004.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus and the previous prospectus supplements. This prospectus supplement is qualified by reference to the prospectus and the previous prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or in the previous prospectus supplements.

The table below sets forth recent information with respect to the selling securityholders of the debentures and the common stock issuable upon conversion of the debentures and the respective number of debentures and shares of common stock beneficially owned by each selling securityholder that may be offered for each selling securityholder’s account pursuant to the prospectus, as supplemented by the previous prospectus supplements and as further supplemented by this prospectus supplement. The table is based on information supplied to us by or on behalf of the selling securityholders. The selling securityholders may offer and sell all, some or none of the debentures and the common stock issuable upon conversion of the debentures listed below by using the prospectus, as supplemented by the previous prospectus supplements and as further supplemented by this prospectus supplement. Because the selling securityholders may offer all or only some portion of the debentures or the common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified in the table below may have sold, transferred or disposed of all or a portion of their debentures or shares of common stock issuable upon conversion of the debentures since the date on which they provided the information regarding their ownership of those securities included in this prospectus supplement.

The table below supplements or amends the table of selling securityholders contained under the heading “Selling Securityholders” in the prospectus and in the previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or the previous prospectus supplements, the information set forth in the table below regarding that selling securityholder supersedes the information set forth in the prospectus or the previous prospectus supplements.

	Prior to Offering			After Offering
Name and Address of Beneficial Owner	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding	Aggregate Principal Amount of Debentures Being Offered	Aggregate Principal Amount of Debentures Beneficially Owned	Percentage of Debentures Outstanding

Barclays Global Investors Equity Hedge Fund II c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	$4,000	*	$4,000	$0	0

DBAG London 1251 Avenue of Americas, 26th Floor Mail Stop NYC07-2638 New York, New York 10020	15,500,000	22.14	15,500,000	0	0

KBC Financial Products USA Inc. 140 East 45th Street, 2 Grand Central Tower, 42nd Floor New York, New York 10017	2,280,000	3.26	2,280,000	0	0

Relay 3 Asset Holding Co. Limited c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	3,000	*	3,000	0	0

Scorpion Offshore Investment Fund, Ltd. c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	22,000	*	22,000	0	0

SP Holdings Ltd. c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	12,000	*	12,000	0	0

Standard Global Equity Partners, L.P. c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	95,000	*	95,000	0	0

Standard Global Equity Partners II, L.P. c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	4,000	*	4,000	0	0

Standard Global Equity Partners SA, L.P. c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	39,000	*	39,000	0	0

Standard Pacific Capital Offshore Fund, Ltd. c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	301,000	*	301,000	0	0

Standard Pacific MAC 16 Ltd. c/o Standard Pacific Capital LLC 101 California Street, 36th Floor San Francisco, California 94111	20,000	*	20,000	0	0

*	Less than 1%

To our knowledge, none of the selling securityholders has had any material relationship with us or any of our affiliates within the past three years other than as a result of ownership of debentures and/or shares of our common stock or as previously disclosed or as otherwise set forth above.

Investing in the debentures and shares of our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated May 27, 2004.

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